Exhibit 99.3


                              DARLING INTERNATIONAL
                          ANALYST TELECONFERENCE SCRIPT

OPERATOR

Good morning everyone and welcome to the Darling International conference call to discuss the company's acquisition of National By-Products. With us today are Mr. Randall Stuewe, Chairman and Chief Executive Officer of Darling International, and Mr. John Muse, Executive Vice President of Administration and Finance.

After the speakers' opening remarks there will be a question and answer period. If you would like to ask a question during this time, please press the star, then the number one, on your telephone keypad. This call is being recorded. Your participation implies consent to our recording this call. If you do not agree to these terms, simply drop off the line.

I would now like to turn the call over to Mr. Brad Phillips, Treasurer of Darling International. Please go ahead, Sir.


BRAD

Thank you, Operator. Good morning, ladies and gentlemen. Thank you for joining us to discuss our acquisition of National By-Products. You should have received our press release announcing the transaction earlier this morning; if you did not, you can find it on our website at www.darlingii.com.

On our call today, Randy Stuewe will discuss the strategic benefits of this transaction and what it means for Darling. John Muse will then provide further information about the terms of the transaction and its financial impact on our company. After they conclude their prepared remarks, we will be happy to answer any questions you may have.

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Before we begin I need to remind everyone that this conference call will contain certain forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may", "will", "believe", "intend", "anticipate", "should", "estimate", "continue" and other words referring to events or circumstances to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of and are subject to a variety of risk and uncertainty beyond its control, including business and economic conditions in its existing markets that could cause actual results to differ materially from those contained in such forward-looking statements.

Other risks and uncertainties regarding Darling, its business, and the industry in which it operates, are referenced from time to time in the company's filings with the Securities and Exchange Commission. Darling is under no obligation to and expressly disclaims any such obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

I'd also like to note that we've posted slides on our website that summarize the transaction and are available now for your reference. With that, I would now like to turn the call over to Randy.


RANDY

Thanks Brad. Today is an important day for Darling and National By-Products, and I'd like to thank all of you for joining us on short notice. As we announced earlier this morning, our Board of Directors has unanimously approved a definitive purchase agreement to acquire National By-Products, a leading independent rendering company based in Des Moines, Iowa, for a combination of cash and stock valued at approximately $141 million, subject to certain purchase price adjustments.

NBP is one of the top five independent renderers in the United States. The company collects and recycles animal by-products and used cooking oil from livestock producers, meat packers, grocery stores and restaurants. NBP recorded results in 2004 of $200 million in revenue and $28 million in EBITDA. For the first nine months of 2005, they have generated revenue of $142 million and


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EBITDA of $20 million, on par with last year's strong results. NBP operates eight rendering plants, one grease plant, six blending facilities, one dedicated hide operation, three pet food plants, and 23 transfer stations all located throughout the Midwest. The company also operates a fleet of 450 trucks and employs approximately 750 people.

There are a number of compelling reasons why NBP is a natural strategic fit for Darling. The addition of NBP's 42 facilities to our own will strengthen Darling's operational capabilities and diversify our raw material supply to include a sizeable white meat component. NBP's fourteen large-scale production facilities will complement our existing Midwestern locations and provide a platform for additional growth of our Restaurant Services segment in both used cooking oil and grease trap.

On a pro forma basis, the combined company had sales in excess of $500 million in fiscal year 2004. Our resulting nationwide network of facilities will give us the scale, industry expertise and management talent to realize improved operating efficiencies and pursue new growth opportunities. As a result, we anticipate that the transaction will be accretive between a range of $0.04 and $0.06 per share, based on its preliminary analysis excluding synergies.

In light of the similarities between our operations and business models, we expect the process of integrating our businesses to be a smooth one. I also want to emphasize that, given the depth and strength of NBP's management team, we believe the resulting management skills of our combined company will set a new industry benchmark. Although we do not anticipate significant workforce reductions, there is likely to be some consolidation of select functions as we go forward.

Following completion of the transaction, I will remain Chairman and Chief Executive Officer of the combined company and NBP will be given two seats on Darling's Board of Directors.

I want to emphasize that our acquisition of National By-Products represents a major step forward in our strategy to deliver value to our stockholders by


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growing our top line, diversifying our raw material supplies and creating additional growth opportunities for our Restaurant Services segment.

We also expect to realize significant financial benefits through our combination with NBP. Their excellent track record of earnings and cash flow generation and solid balance sheet will further enhance our capital structure. In addition, as a larger company we believe we will have a more attractive capital market profile and greater share liquidity.

We have worked hard to bring about this transaction and will work even harder to deliver the benefits that we expect the strategic combination of our two companies to create. We hope that you share our enthusiasm for the transaction and the bright prospects ahead for our company.

I'd now like to turn the call over to John Muse, who will discuss the financial structure of this transaction.

John...


JOHN

Thanks Randy.

Under the terms of the agreement, National By-Products unit holders will receive $70.5 million in cash and an amount of Darling common shares equal to 20 percent of the company's outstanding common shares on a fully diluted basis upon completion of the transaction. Based upon today's amount of outstanding Darling common shares of 65.3 million on a fully diluted basis, NBP unit holders would receive 16.3 million shares of Darling common stock at closing.

The purchase agreement also includes a provision for the conditional issuance of additional Darling shares to eligible NBP unit holders on the 13-month anniversary of the close of the transaction if the dollar value of the stock component of the consideration is below $70.5 million, based upon the average


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closing price of Darling shares for the 90 calendar days prior to the anniversary date.

As Randy mentioned earlier, we also expect to realize significant financial benefits through our combination with NBP. We believe this transaction represents an excellent investment of our excess cash and it will optimize our capital structure by enhancing our asset and debt mix.

We anticipate that the transaction, which is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino waiting period, financing, and approval by Darling stockholders and NBP unit holders, will be completed in the first half of 2006.

The cash component of this transaction will be financed through a combination of our cash on hand and debt financing. We are in discussions with prospective lenders.

With respect to our plans for moving forward, we are in the process of establishing a transition team with representatives from both businesses to assure a smooth and successful integration. The resulting combined management will represent one of our industry's most experienced and talented teams in managing collection and recycling operations.

Like Randy, I'm excited about the opportunities that this combination creates for our company. We look forward to updating you as we proceed with the transaction. I'll now turn the call back over to Randy.


RANDY

Thanks, John, I hope the information we have provided you today drives home the strength and opportunity this transaction brings to our stockholders. This concludes my formal remarks. We will now be happy to answer any questions you may have. Operator?

[Q&A]

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DARLING WILL FILE A PROXY STATEMENT/PROSPECTUS WITH THE SECURITIES AND EXCHANGE
COMMISSION (THE "SEC") IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THAT DOCUMENT, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THAT DOCUMENT (WHEN IT BECOMES AVAILABLE) AND OTHER DOCUMENTS FILED BY DARLING WITH THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS (WHEN IT BECOMES AVAILABLE) AND THE OTHER DOCUMENTS FILED BY DARLING MAY ALSO BE OBTAINED FREE FROM DARLING BY CALLING JOHN MUSE OR BRAD PHILLIPS AT (972) 717-0300.